EXHIBIT INDEX

Exhibit A: Attachment to item 77B:
           Accountants report on internal control

Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT

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Exhibit A:

      Report of Independent Auditors


To the Shareholders and Board of Trustees
The Gabelli U.S. Treasury Money Market Fund

In planning and performing our audit of the financial statements of The Gabelli U.S.
Treasury Money Market Fund (a series of The
Gabelli Money Market Funds) for the year ended September 30, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The Gabelli U.S. Treasury
Money Market Fund is responsible for
establishing and maintaining internal
control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a
condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving
internal control and its operation,
including controls for safeguarding
securities, that we consider to be material weaknesses as defined above as of September30, 2002.

This report is intended solely for the
information and use of management and the Board of Trustees of The Gabelli U.S.
Treasury Money Market Fund and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
November 1, 2002